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                                                                     EXHIBIT 4.3

                                                                  Execution Copy


                    INTERNATIONAL FAMILY ENTERTAINMENT, INC.
                               2877 Guardian Lane
                         Virginia Beach, Virginia 23452

            AMENDMENT NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT


                                                         As of November 15, 1996

THE FIRST NATIONAL BANK OF BOSTON,
  as Agent for the Lenders
100 Federal Street
Boston, MA 02110
  Attention:  Robert F. Milordi
              Managing Director

Ladies and Gentlemen:

      The undersigned International Family Entertainment, Inc., a Delaware corporation (the "Company"), hereby agrees with you, as agent for yourself and each of the Lenders referred to below, as follows:

1. REFERENCE TO CREDIT AGREEMENT; DEFINITIONS. Reference is made to the Amended and Restated Credit Agreement dated as of December 26, 1995, as amended and as presently in effect (the "Credit Agreement"), among the Company, you and certain other lenders (together with you, the "Lenders"), for which you are acting as Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

2.    AMENDMENT OF CREDIT AGREEMENT.

      2.1. Amendment of Section 6.10.2. Section 6.10.2 of the Credit Agreement is amended to read in its entirety as follows:

               "6.10.2. So long as immediately before and after giving effect thereto there shall exist no Default, the Company may make Distributions on its common stock; provided, however, that, on any date on which such a Distribution is proposed to be made, the aggregate amount of all Distributions made pursuant to this Section
            6.10.2 through such date shall not exceed the total of the following amounts, in each case determined as of the date of any proposed distribution: (i) $45,000,000, plus (ii) Net Cash Proceeds to the Company from any issuance of Class B Common Stock from and





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            after the date hereof, plus or minus the amounts set forth in the following clauses (iii), (iv) or (v) whichever is applicable: (iii) plus 50% of the excess of the Consolidated Net Income of the Company and its Restricted Subsidiaries from and after January 1, 1994 to the date of the proposed Distribution, taken as a single period, over the net losses (if any) of the Unrestricted Subsidiaries from and after January 1, 1994 to the date of the proposed Distribution, taken as a single period, (but only if such excess is positive), (iv) minus 100% of the excess of the net losses of the Unrestricted Subsidiaries from and after January 1, 1994 to the date of the proposed Distribution, taken as a single period, over the positive Consolidated Net Income of the Company and its Restricted Subsidiaries, if any, from and after January 1, 1994 to the date of the proposed Distribution, taken as a single period, (v) minus 100% of the net losses of the Company and the Restricted Subsidiaries from and after January 1, 1994."

3. CONSENT OF LENDERS. You hereby represent that you have obtained the consent of the holders of the requisite amount of the Percentage Interests to your execution of this Agreement as Agent.

4. MISCELLANEOUS. This Agreement, the Credit Agreement as amended hereby and the other Credit Documents set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings of this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. The Credit Agreement as amended hereby is confirmed as being in full force and effect. This Agreement may be executed in any number of counterparts which together shall constitute one instrument, shall be a Credit Document, shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of The Commonwealth of Massachusetts and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, including as such successors and assigns all holders of any Credit Obligation.





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            If the foregoing corresponds with your understanding of our agreement, kindly sign this letter and the accompanying copies thereof in the appropriate space below and return the same to the undersigned. This letter shall become a binding agreement between you and the Company when you and the Company shall each have received one or more copies hereof executed by you and the Company.

                                          Very truly yours,

                                          INTERNATIONAL FAMILY
                                            ENTERTAINMENT, INC.


                                          By  /s/ DAVID R. HUMPHREY
                                             -----------------------------
                                             Title: Senior Vice President


The foregoing Agreement is hereby accepted:

THE FIRST NATIONAL BANK OF BOSTON,
 for itself and as Agent


By /s/ ROBERT F. MILORDI
  -----------------------------------
  Title: Managing Director





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